Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

SHP II CARUTH, L.P.,
a Texas limited partnership

and

CARUTH HAVEN, L.P.,
a Delaware limited partnership

Property Name:  Caruth Haven
Location:  City of Dallas, County of Dallas, State of Texas

Effective Date:  November 4, 2008

TABLE OF CONTENTS

ARTICLE 1	CERTAIN DEFINITIONS		1

ARTICLE 2	SALE OF PROPERTY		7

ARTICLE 3	PURCHASE PRICE		7

3.1	Earnest Money Deposit		7
	3.1.1	Payment of Deposit	7
	3.1.2	Applicable Terms; Failure to Make Deposit	7

3.2	Cash at Closing		7

ARTICLE 4	TITLE MATTERS		8

4.1	Title to Real Property		8

4.2	Title Defects		8
	4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights	8
	4.2.2	Discharge of Title Exceptions	9
	4.2.3	No New Exceptions	9

4.3	Title Insurance		10

ARTICLE 5	BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY		10

5.1	Buyer’s Due Diligence		10
	5.1.1	Access to Property	10
	5.1.2	Limit on Government Contacts	10

5.2	As-Is, Where-Is, With All Faults Sale		11

5.3	Termination of Agreement During Due Diligence Period		11

5.4	Buyer's Certificate		12

ARTICLE 6	ADJUSTMENTS AND PRORATIONS		12

6.1	Lease Rentals		12

6.2	Other Revenues		12

6.3	Real Estate and Personal Property Taxes		13
	6.3.1	Proration of Ad Valorem Taxes	13
	6.3.2	Insufficient Information	13
	6.3.3	Special Assessments	13
	6.3.4	Reassessments	14

6.4	Other Property Operating Expenses		14

6.5	Closing Costs		14

6.6	Cash Security Deposits		15

6.7	Apportionment Credit		15

6.8	Post-Closing Reconciliation		15
	6.8.1	Adjustment Period	15
	6.8.2	Buyer’s Post-Closing Reconciliation	15
	6.8.3	Dispute Resolution Following Objection	16
	6.8.4	Payment	16
	6.8.5	Survival	16

ARTICLE 7	CLOSING		16

7.1	Closing Date		16

7.2	Title Transfer and Payment of Purchase Price		16

7.3	Seller's Closing Deliveries		17
	(a)	Deed	17
	(b)	Bill of Sale	17
	(c)	Assignment of Tenant Leases	17
	(d)	Assignment of Intangible Property	17
	(e)	Notice to Tenants	17
	(f)	Non-Foreign Status Affidavit	17
	(g)	Evidence of Authority	18
	(h)	Closing Statement	18
	(i)	Title Affidavit	18
	(j)	Other Documents	18
	(k)	Management Agreement	18
	(l)	Tax Returns	18
	(m)	Keys and Original Documents	18
	(n)	Minimum Threshold Escrow Agreement	18

7.4	Buyer Closing Deliveries		19
	(a)	Purchase Price	19
	(b)	Assignment of Leases	19
	(c)	Assignment of Intangible Property	19
	(d)	Buyer’s As-Is Certificate	19
	(e)	Evidence of Authority	19
	(f)	Closing Statement	19
	(g)	Other Documents	19
	(h)	Tax Returns	19
	(i)	Management Agreement	19
	(j)	Minimum Threshold Escrow Agreement	19

ARTICLE 8	CONDITIONS TO CLOSING		20

8.1	Conditions to Seller’s Obligations		20
	(a)	Intentionally deleted	20
	(b)	Representations True	20

- ii -

	(c)	Buyer's Financial Condition	20
	(d)	Buyer's Deliveries Complete	20

8.2	Conditions to Buyer’s Obligations		20
	(a)	Representations True	20
	(b)	Seller’s Financial Condition	20
	(c)	Title Conditions Satisfied	20
	(c)	Seller's Deliveries Complete	21

8.3	Waiver of Failure of Conditions Precedent		21

8.4	Approvals not a Condition to Buyer's Performance		21

ARTICLE 9	REPRESENTATIONS AND WARRANTIES		21

9.1	Buyer's Representations		21
	9.1.1	Buyer's Authorization	21
	9.1.2	Buyer's Financial Condition	22
	9.1.3	Plan Assets; ERISA	22

9.2	Seller's Representations		22
	9.2.1	Seller's Authorization	22
	9.2.2	Other Seller's Representations	23
	9.2.4	ERISA	26

9.3	General Provisions		26
	9.3.1	No representation as to Leases	26
	9.3.2	Seller’s Warranties Deemed Modified	26
	9.3.3	Notice of Breach; Seller's Right to Cure	26
	9.3.4	Survival; Limitation on Seller's Liability	27

ARTICLE 10	COVENANTS		28

10.1	Buyer's Covenants		28
	10.1.1	Confidentiality	28
	10.1.2	Buyer's Indemnity	28

10.2	Seller's Covenants		29
	10.2.1	Service Contracts	29
	10.2.2	Maintenance of Property	29
	10.2.3	Post Closing Records	30
	10.2.4	Intentionally Deleted	30
	10.2.5	Survival	30

10.3	Mutual Covenants		30
	10.3.1	Publicity	30
	10.3.2	Brokers	30
	10.3.3	Tax Protests, Tax Refunds and Credits	31
	10.3.4	Survival	31

- iii -

ARTICLE 11	FAILURE OF CONDITIONS	32

11.1	To Seller's Obligations	32

11.2	To Buyer's Obligations	32

ARTICLE 12	CONDEMNATION/CASUALTY	33

12.1	Right to Terminate	33

12.2	Allocation of Proceeds and Awards	33

12.3	Insurance	33

12.4	Waiver	34

ARTICLE 13	ESCROW	34

13.1	Deposit	34

13.2	Delivery	34

13.3	Failure of Closing	34

13.4	Stakeholder	34

13.5	Taxes	35

13.6	Execution by Escrow Agent	35

ARTICLE 14	LEASE EXPENSES	35

14.1	Leasing	35

14.2	Lease Enforcement	35

ARTICLE 15	MISCELLANEOUS	36

15.1	Buyer's Assignment	36

15.2	Designation Agreement	36

15.3	Survival/Merger	37

15.4	Integration/Waiver	37

15.5	Governing Law	37

15.6	Captions Not Binding; Exhibits	37

15.7	Binding Effect	37

15.8	Severability	37

15.9	Notices	38

15.10	Counterparts	39

15.11	No Recordation	39

15.12	Additional Agreements; Further Assurances	39

- iv -

15.13	Construction	39

15.14	Maximum Aggregate Liability	40

15.15	Time of The Essence	40

15.16	Waiver of Jury Trial	40

15.17	Facsimile Signatures	40

15.18	Jurisdiction	40

- v -

EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	Form of Buyer's As-Is Certificate and Agreement

D.	Form of Special Warranty Deed

E.	Form of Bill of Sale

F.	Form of Assignment of Tenant Leases

G.	Form of Assignment of Intangible Property

H.	Form of Notice to Tenants

I.	Form of Seller's Non-Foreign Certificate

J.	Form of Seller’s Title Affidavit

K.	Litigation Notices, Contract Defaults, Governmental Violations

L.	List Of Tenants

M.	Form of Audit Letter

N.	Form of Minimum Threshold Agreement

O.	Intentionally Deleted

P.	Personal Property

Q.	Licenses

R.	Financial Statements

- vi -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 3, 2008, by and between SHP II CARUTH, L.P., a Texas limited partnership (“Seller”), and CARUTH HAVEN, L.P., a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliates” shall mean, with respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or state of Texas holiday.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for (and delivered to) or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence; provided, however, that Buyer’s Reports shall not include any of the foregoing which are internally prepared by Buyer or Buyer’s Representatives.

“Buyer’s Representatives” shall mean Buyer, its Affiliates, Servant Healthcare Investments, LLC, and any officers, directors, employees, agents, representatives and attorneys thereof.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean January 26, 2009.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following:  appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property and to which Seller (or Seller’s managing agent or property manager) is a party (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)            Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)             any Buyer’s Representative has actual knowledge of such fact or circumstance, or

(ii)            such fact or circumstance is disclosed by this Agreement, Buyer’s Reports, any documents executed by Seller for the benefit of and delivered to Buyer in connection with the Closing, the Documents (to the extent delivered to Buyer by Seller prior to Closing) or any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives prior to Closing.

(b)            Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that any Buyer’s Representative  has actual knowledge that such Seller’s Warranty is untrue, inaccurate or incorrect.

“Deposit” shall mean the sum of Four Hundred Thousand and No/100ths Dollars ($400,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Designated Employees” shall mean Keith Ashburn, Richard K. Blaylock, John W. Dark, Noah R. Levy and Mark Haberlen.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver to Buyer, or Buyer’s Representatives, prior to Closing or which are otherwise obtained by Buyer, or Buyer’s Representatives, prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period which commenced prior to the execution of this Agreement and expired on October 24, 2008.

“Escrow Agent” shall mean First American Title Insurance Company, National Commercial Services, Attn:  Rachael Weaver, 111 North Orange Avenue, Suite 1285, Orlando, FL  32801; telephone: 407-244-0001; fax:  888-216-9921, in its capacity as escrow agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Hazardous Materials” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property on the Closing Date.

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)
with respect to any condemnation or eminent domain proceedings that occurs after the date hereof, the portion of the Property that is the subject of such proceedings has a value in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), as reasonably determined by Seller; and

(b)
with respect to any casualty that occurs after the date hereof, either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), as reasonably determined by Seller.

“Other Property Rights” shall mean, collectively, Seller’s interest, if any, in and to all of the following:  (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (c) the rights of Seller to the name “Caruth Haven” (it being acknowledged by Buyer that Seller does not have exclusive rights to use such name and that Seller has not registered the same in any manner).

“Owner’s Title Policy” shall mean an ALTA Owner’s Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located and which is reasonably acceptable to Buyer) in the form of the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof:  (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record listed on Schedule B of the Title Commitment, to the extent Buyer waives or is deemed to have waived such matters pursuant to Section 4.2 herein, (c) such other exceptions to title as are listed on Schedule B of the Title Commitment, excluding the Title Company’s standard printed exceptions which shall be deemed Title Objections, to the extent Buyer waives or is deemed to have waived such matters pursuant to Section 4.2 herein (d) such state of facts as disclosed in a Survey of the Property to the extent Buyer waives or is deemed to have waived such matters pursuant to Section 4.2 herein, (e) the lien of taxes and assessments not yet due and payable at Closing (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property prior to Closing and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller shall elect to pay such tax or assessment immediately  unless otherwise agreed to in writing by Buyer, in Buyer’s sole and absolute discretion), (f) any exceptions caused by Buyer or any Buyer’s Representative, and (g) the rights of the tenants under the Leases.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, (b) all books, records and files of Seller relating to the Real Property or the Leases and (c) all items of personal property listed on Exhibit O attached hereto; but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; (d) Seller’s interest in the Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Property Manager” shall mean 12 Oaks Management Services, Inc., a Texas corporation.

“Purchase Price” shall mean the sum of Twenty Million Five Hundred Thousand and No/100 Dollars ($20,500,000.00).

“Real Property” shall mean that certain parcel of real estate located at 5585 Caruth Haven Lane, Dallas, County of Dallas, Texas, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon as of the Closing Date and all right, title and interest, if any, in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Rents” shall mean all monthly rents due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same are either:

(i)             liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) which can be Removed by payment of liquidated amounts, or

(ii)            liens or encumbrances (including, but not limited to, Monetary Liens) created after the date of this Agreement in violation of Subsection 4.2.3.

“Seller-Allocated Amounts” shall mean, collectively:

(a)            with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof and prior to Closing, (i) the out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, actually incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)            with respect to any casualty to any portion of the Property that occurs after the date hereof and prior to Closing, (i) the out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, actually incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the out-of-pocket, reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty.

“Seller’s Broker” shall mean CLW Health Care Services Group.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employees following reasonable inquiry and shall not be construed to refer to the knowledge of any other Seller Party.  For purposes of the foregoing, “reasonable inquiry” shall mean inquiry by any one of the Designated Employees with the Executive Director. There shall be no personal liability on the part of the Designated Employees arising out of any of the Seller’s Warranties.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager, (e) any direct or indirect owner of any beneficial interest in Seller, (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and the limited warranty of title set forth in the deed executed by Seller in connection with Closing as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” shall mean a survey of the Property to be obtained as set forth in Article 4.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean that certain commitment to issue an Owner’s Policy of Title Insurance with respect to the Property to be issued by the Title Company.

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

3.1           Earnest Money Deposit.

 3.1.1       Payment of Deposit.  No later than 5:00 p.m. Eastern Time on the next Business Day after the date of this Agreement and as a condition precedent to the continued effectiveness and enforceability of this Agreement, Buyer shall make the Deposit in immediately available funds with Escrow Agent.

 3.1.2       Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13.  Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2           Cash at Closing.  On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and, as a portion of such payment, Buyer may cause the Escrow Agent to pay to Seller such portion of the Deposit as Buyer requires in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4 - TITLE MATTERS

4.1           Title to Real Property. Buyer shall use good faith and reasonable efforts to obtain the Title Commitment, copies of all of the Title Documents, and the Survey as soon as reasonably practicable after the date hereof.  Buyer shall notify Seller when it receives any of the aforementioned documents and shall promptly furnish Seller copies of the same.  The cost and expense of the foregoing shall be borne by the parties in accordance with Section 6.5 hereof.

4.2           Title Defects.

4.2.1        Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a)            Prior to the end of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions) and any such liens, encumbrances, exceptions or qualifications shall be hereinafter referred to as “Title Objections.”  Unless Buyer timely objects to such title or survey matters, all such matters shall be deemed to constitute Permitted Exceptions.

(b)            Seller shall notify Buyer in writing no later than fourteen (14) days after Seller’s receipt of Buyer’s notice setting forth the existence of any Title Objections and indicate to Buyer that Seller either (i) intends to cure the Title Objections within the applicable cure period, or (ii) intends not to cure some or all of such exceptions, identifying which of the Title Objections Seller intends to cure.  Failure of Seller to notify Buyer of its election to cure any Title Objection shall be deemed to be an election by Seller not to cure such Title Objection.

(c)            In the event Seller affirmatively elects to cure some or all Title Objections, Seller shall have thirty (30) days, or such longer period requested by Seller and agreed to by Buyer, in Buyer’s sole and absolute discretion, following receipt of written notice of the existence of Title Objections in which to undertake a good faith, diligent effort to cure or eliminate the Title Objections which Seller has affirmatively elected to cure to the satisfaction of Buyer and the Title Company in such manner as to permit the Title Company to either endorse the Title Commitment or issue a replacement commitment to delete the Title Objections therefrom.

(d)            If Seller is unable or elects (or is deemed to have elected) not to cure or eliminate any Title Objections within the time allowed, Buyer may elect to terminate this Agreement within ten (10) days following the expiration of Seller’s thirty (30) day curative period by giving written notice of termination to Seller, or, alternatively, Buyer may elect to close its purchase of the Property, accepting the conveyance of the Property subject to the Title Objections, in which event the closing shall take place on the date specified in this Agreement, subject to any delays provided for above.  Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If, by giving written notice to Seller within the time allowed, Buyer elects to terminate this Agreement because of the existence of uncured Title Objections which Seller affirmatively elected to cure pursuant to Section 4.2.1 (c) above, then Seller shall be obligated to reimburse Buyer for its documented, third-party, out-of-pocket expenses incurred in connection with its entering into this Agreement and its investigation of the Property; provided, however, that the reimbursement obligation of Seller under this Agreement shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00), the Deposit shall be returned to Buyer and upon such return and reimbursement the obligations of the parties under this Agreement shall be terminated, except for those obligations which survive termination hereunder.

(e)            When Seller has an obligation to cure Title Objections, Seller shall act diligently and in good faith to effect such cure; provided, however, that, Seller shall have no obligation to expend monies or institute litigation to cure Title Objections except as to Required Removal Exceptions.

(f)             Buyer and Seller acknowledge that Buyer delivered its notice of Title Objections to Seller on October 15, 2008, and Seller delivered its notice to Buyer on October 24, 2008, regarding Seller’s election not to cure any of such Title Objections.

4.2.2        Discharge of Title Exceptions.  If on the Closing Date there are any Required Removal Exceptions or any other Title Objections which Seller has affirmatively elected in writing to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall cause the Title Company to Remove the same.

4.2.3        No New Exceptions.  From and after the date hereof, Seller shall not execute or otherwise allow any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing.  If Buyer fails to approve in writing any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have not approved the proposed instrument.  Buyer shall not unreasonably withhold its consent with respect to any such instrument that is proposed between the date hereof and the expiration of the Due Diligence Period.  Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the end of the Due Diligence Period and the Closing.

4.3           Title Insurance.  At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions.  At Closing, Seller shall provide the Title Company with such affidavits as are reasonably necessary to delete the standard printed exception, and such affidavit shall be in a form reasonably required by the Title Company. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at Buyer’s cost, and shall impose no additional liability on, Seller, and (b) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1           Buyer’s Due Diligence.

5.1.1        Access to Property.  Between the date hereof and the Closing Date Seller shall allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall not contact any tenant without Seller’s prior written consent; and (c) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property.  In addition, Seller will make or cause to be made available to Buyer copies of the property files of Seller and the management agent for the Property (other than those files containing Confidential Materials).  Buyer shall immediately return the Property to the condition existing prior to any tests and inspections.  Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s property manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2        Limit on Government Contacts.  Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed.  In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

5.2           As-Is, Where-Is, With All Faults Sale.  Buyer acknowledges and agrees as follows:

(a)            During the Due Diligence Period, Buyer has conducted (or has waived its right to conduct), and shall continue to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b)            Except for Seller’s Warranties, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c)            Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities.  Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to, (i) effect any contractual assumption of liability as to matters which are not expressly assumed by Buyer in the documents executed by the parties in connection with the Transaction, or (ii) affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties.

5.3           Termination of Agreement During Due Diligence Period.  If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit.  In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.  If after the expiration of the Due Diligence Period Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5 after the expiration of the Due Diligence Period provided, that the foregoing shall in no way limit or restrict Buyer’s other rights hereunder or otherwise.  Buyer and Seller hereby acknowledge that the Due Diligence Period has expired, and Buyer’s right to terminate this Agreement pursuant to this Section 5.3 shall be of no further force and effect.

5.4           Buyer's Certificate.  Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit C attached hereto.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1           Lease Rentals. All collected Rents shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date.  Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date.  Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date.  Rents not collected as of the Closing Date shall not be prorated at the time of Closing.  After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein);  provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date;  provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is ninety (90) days after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease.  The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.2           Other Revenues.  Revenues from Property operations other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date.  Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.  After Closing, Buyer shall make a good faith effort to collect any such revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all such revenues collected by Buyer on or after the Closing Date shall first be applied to all amounts due to Buyer at the time of collection (i.e., current sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller.  Buyer shall not have an exclusive right to collect such revenues and Seller hereby retains its rights to pursue claims against any parties for sums due with respect to periods prior to the Closing Date; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is ninety (90) days after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease.  The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.3           Real Estate and Personal Property Taxes.

6.3.1        Proration of Ad Valorem Taxes.  Buyer and Seller shall prorate ad valorem real estate and personal property taxes for the Property for the Closing Tax Year, based on the maximum discount available for early payment, and all taxes for prior years shall be paid by the Seller.  There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing.  The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a)            Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

(b)            Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.

6.3.2        Insufficient Information.  If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

6.3.3        Special Assessments.  Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

6.3.4        Reassessments.  In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes.  Such indemnity shall survive the Closing and not be merged therein.

6.4           Other Property Operating Expenses.  Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases).  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein.  Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.  From and after Closing, Buyer shall assume all liability for all accrued, unpaid employee costs (including all accrued vacation, sick leave or other benefits) owed to employees of Property Manager as of the Closing Date, provided that Buyer receives a credit for all such amounts against the Purchase Price at Closing.  Seller is responsible for and shall discharge and pay all amounts attributable to deductibles under any insurance claims arising under any policy maintained by Property Manager with respect to the Property from events occurring prior to Closing.  Notwithstanding the foregoing to the contrary, in no event shall Seller have any liability under this Section 6.4 for deductibles to the extent relating to claims relating to periods arising on or after Closing.  Seller’s obligation under this Section 6.4 shall terminate on the date which is twelve (12) months following closing.

6.5           Closing Costs.  Buyer shall pay the costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees and other costs of any kind  related to any financing to be obtained by Buyer, (c)  one-half of all escrow or closing charges, (d) one-half of all premiums and charges of the Title Company for any Owner’s Title Policy, (e) one-half of the cost of the Survey, (f) one half of all recording and filing charges in connection with the instruments by which Seller conveys title to the Property, and (g) one half of all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer. Seller shall pay the following costs and expenses associated with the Transaction: (i) all fees due its attorneys, (ii)  all costs incurred in connection with causing the Title Company to remove any Required Removal Exceptions or to remove any other Title Objections, (iii) one-half of all escrow or closing charges, (iv) one-half of all premiums and charges of the Title Company for any Owner’s Title Policy, (v) one-half of the cost of the Survey, (vi) one half of all recording and filing charges in connection with the instruments by which Seller conveys title to the Property, and (vii) one half of all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer.  The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6           Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits then held by Seller under the Leases, except that non-refundable deposits shall be prorated by Seller and Buyer as rent paid over the term of the applicable Lease.

6.7           Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8           Post-Closing Reconciliation.

6.8.1        Adjustment Period. The parties agree that any amounts prorated or credited pursuant to this Article 6 shall be paid at Closing as can best be determined.  The parties shall be required to correct any prorated or credited amounts that prove to be incorrect (for any reason whatsoever) at any time from the Closing Date to ninety (90) calendar days after the Closing Date (the “Post-Closing Adjustment Period”).

6.8.2        Buyer’s Post-Closing Reconciliation. Within sixty (60) calendar days after the Post-Closing Adjustment Period, Buyer shall prepare and deliver to Seller a post-Closing reconciliation representing Buyer’s determination of all prorated or credited adjustments (the “Buyer’s Post-Closing Reconciliation”).  Within ten (10) business days following Seller’s receipt of the Buyer’s Post-Closing Reconciliation, Seller may object to any of the information contained therein by delivering a written notice of such objection and the reasons therefor to Buyer (the “Reconciliation Objection”).  Within ten (10) business days following Buyer’s receipt of the Reconciliation Objection, Buyer shall respond by delivering written notice to Seller specifying the scope of its disagreement with Seller’s Reconciliation Objection (the “Objection Response”).  If Seller fails to deliver the Reconciliation Objection or Buyer fails to deliver the Objection Response within the required time period, the party failing to make such delivery shall be deemed to have accepted the other party’s determination.

6.8.3        Dispute Resolution Following Objection. If Buyer timely delivers the Objection Response, then Buyer and Seller shall promptly meet and attempt in good faith to resolve the dispute relating to the Buyer’s Post-Closing Reconciliation (the “Reconciliation Dispute”).  If Buyer and Seller are unable to resolve the Reconciliation Dispute within thirty (30) calendar days following Buyer’s delivery of the Objection Response, then within fifteen (15) calendar days Seller may elect to have the Reconciliation Dispute resolved by a nationally recognized firm of independent public accountants as to which Buyer and Seller mutually agree (the “Accounting Firm”), who shall, acting as expert and not as arbitrator determine whether and to what extent, if any, the Buyer’s Post-Closing Reconciliation requires adjustment.  If Seller fails to have the Reconciliation Dispute resolved by an Accounting Firm within the required time period, the Reconciliation Dispute shall be deemed resolved in favor of Buyer.  Buyer and Seller shall supply such documents and information as the Accounting Firm reasonably requires to perform its services.  The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) calendar days after submission of the Reconciliation Dispute to it and, in any case, as soon as practicable after such submission.  The Accounting Firm’s fees shall be borne by the Buyer if the Accounting Firm determines that Buyer’s Post-Closing Reconciliation requires adjustment of greater than five percent (5%), and shall be borne by the Seller if the adjustment is equal to or less than five percent (5%).

6.8.4        Payment. Once a post-Closing reconciliation has been finalized pursuant to this Section 6.9, if either party received a net benefit, the party receiving such net benefit shall promptly, but in no event later than five (5) business days after the post-Closing reconciliation has been finalized, pay to the other party an amount equal to such net benefit.

6.8.5        Survival. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1           Closing Date.  Closing shall occur on the Closing Date, or such earlier date as may be agreed to by both parties.  The parties shall conduct an escrow-style closing through the Title Company (or such other party selected by Buyer and Seller) so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall have pre-Closings to finalize and sign all documents not later than the day prior to Closing, and deliver such items to the escrow agent).

7.2           Title Transfer and Payment of Purchase Price.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below.  Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 11:00 a.m. Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 12:00 noon Eastern Time on the Closing Date.  In addition, for each full or partial day after 12:00 noon Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day.  Notwithstanding the foregoing, subject to any extensions of the Closing Date purusant to Section 4.2.1(d) or Section 9.3.3, or any other extension agreed to in writing by the parties, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 12:00 noon Eastern Time on the Closing Date.

7.3           Seller's Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered the following:

(a)            Deed.  A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b)            Bill of Sale.  A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c)            Assignment of Tenant Leases.  An assignment and assumption of tenant leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d)            Assignment of Intangible Property.  An assignment and assumption of the Contracts and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e)            Notice to Tenants.  A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f)             Non-Foreign Status Affidavit.  A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g)            Evidence of Authority.  A certificate of an officer of Seller establishing to the reasonable satisfaction of the Title Company the authority of Seller to consummate the Transaction.

(h)            Closing Statement.  A Closing Statement in form reasonably agreed upon by the parties (the “Closing Statement”).

(i)             Title Affidavit.  A Seller’s Title Affidavit in the form of Exhibit J attached hereto and incorporated herein by this reference.

(j)             Other Documents.  Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(k)            Management Agreement.  Intentionally deleted.

(l)             Tax Returns.  If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(m)           Keys and Original Documents.  Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(n)            Minimum Threshold Escrow Agreement. A “Minimum Threshold Agreement” executed by Seller, in the form of Exhibit N attached hereto and incorporated herein by this reference.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” shall be delivered by Seller outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4           Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)            Purchase Price.  The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)            Assignment of Leases.  The Assignment of Leases executed and acknowledged by Buyer.

(c)            Assignment of Intangible Property.  The Assignment of Intangible Property executed and acknowledged by Buyer.

(d)            Buyer’s As-Is Certificate.  The certificate of Buyer required under Article 5 hereof.

(e)            Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(f)             Closing Statement.  The Closing Statement.

(g)            Other Documents.  Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(h)            Tax Returns.  If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(i)             Management Agreement. Intentionally deleted.

(j)             Minimum Threshold Agreement. The Minimum Threshold Escrow Agreement executed by Buyer in the form of Exhibit N attached hereto and incorporated herein by this reference.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof.  The items to be delivered by Buyer in accordance with Subsections 7.4(b)-(j) shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1           Conditions to Seller’s Obligations.  Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver (other than with respect to the effectiveness of the Management Agreement), at its sole option:

(a)            Intentionally deleted;

(b)            Representations True.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(c)            Buyer's Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(d)            Buyer's Deliveries Complete.  Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

(e)            Management Agreement. That certain Property Management Agreement executed as of the date hereof between Property Manager and Buyer shall be in full force and effect as of Closing.

8.2           Conditions to Buyer’s Obligations.  Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing (other than with respect to the effectiveness of the Management Agreement), at its sole option:

(a)            Representations True.  Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date only and not as of the Closing;

(b)            Seller’s Financial Condition. No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(c)            Title Conditions Satisfied.  At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement; and

(d)            Seller's Deliveries Complete.  Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

(e)            Financing Contingency.  Buyer shall have received loan proceeds from a third-party lender prior to or at Closing in an amount not less than TEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($10,250,000.00) upon terms satisfactory to Purchaser in its sole discretion.

(f)             Management Agreement. That certain Property Management Agreement executed as of the date hereof between Property Manager and Buyer shall be in full force and effect as of Closing

8.3           Waiver of Failure of Conditions Precedent.  At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively.  By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof. If however the Closing does not occur under this Agreement due to any of the conditions described in Section 8.2 failing to occur, so long as Seller has not sooner terminated this Agreement as a result of a default by Buyer hereunder and in any event notwithstanding Seller’s right to terminate provided for in Section 11.1 hereof, Buyer shall have the right, to elect, as its sole and exclusive remedy, to terminate this Agreement by written notice to Seller, promptly after which any Deposit shall be promptly refunded in full to Buyer.

8.4           Approvals not a Condition to Buyer's Performance.  Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1           Buyer's Representations.  Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1        Buyer's Authorization.  Buyer (and as used in this Section 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder.  This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2        Buyer's Financial Condition.  No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.1.3        Plan Assets; ERISA. Buyer is not an “employee benefit plan” subject to the provisions of Title I of ERISA or a “plan” subject to Section 4975 of the Code and Buyer is not using “plan assets” of any such employee benefit plan or plan to acquire the Property

9.2           Seller's Representations.  Seller represents and warrants to Buyer as follows:

9.2.1        Seller's Authorization.  Seller (and as used in this Section 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by applicable Laws, of the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder.  This Agreement and all documents contemplated hereunder to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound or result in the violation of, or give any third party the right to terminate, modify or accelerate, any agreement to which Seller is bound.

9.2.2        Other Seller's Representations.

(a)            Except as listed in Exhibit K attached hereto and incorporated herein by this reference, there are no outstanding judgments or current or pending or, to Seller’s knowledge, threatened or contemplated litigation against Seller (including, but not limited to, condemnation proceedings against the Property) or, to Seller’s Knowledge, Manager with respect to the Property.

(b)            The Contracts listed in Exhibit B attached hereto constitute all of the contracts and agreements related to or affecting the Property and, except for (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) the Permitted Exceptions, Seller has not entered into any contracts, subcontracts or agreements affecting the Property that will be binding upon Buyer after the Closing.

(c)            Except as listed in Exhibit K attached hereto, Seller has not received written notice of any default under the Contracts which has not been cured on or before the date hereof, and to Seller’s Knowledge no such default has occurred or currently exists.

(d)            As of the date hereof and as updated as of Closing, the only tenants under signed leases at the Property are the tenants listed in Exhibit L attached hereto and incorporated herein by this reference.

(e)            Except as listed in Exhibit K attached hereto and except for violations that have been cured, Seller has not received written notice of any violation of any law, statute, rule, regulation or ordinance applicable to the Property, and to Seller’s Knowledge no such violation has occurred or currently exists.

(f)             As of the date hereof, there are no currently effective leasing commission agreements with respect to the Property.

(g)            As of the date hereof and as updated as of Closing, except as set forth on Exhibit K attached hereto and except for defaults cured on or before the date hereof, neither Seller nor, to Seller’s Knowledge, Manager, has either (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, or (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.

(h)            As of the date hereof and as updated as of Closing, the rent roll attached as Exhibit L and incorporated herein by this reference (the “Rent Roll”), shall include the amounts of any resident security deposits, is true, correct and complete in all material respects;  provided, however, that for the purposes hereof, the Rent Roll shall only be deemed to be materially inaccurate or incorrect if it is inaccurate or incorrect by more than TEN THOUSAND AND NO/100 DOLLARS ($10,000).

(i)             No Rents or Leases have been assigned, transferred or hypothecated by Seller, except by virtue of mortgage loan instruments which shall be paid in full by Seller at or prior to Closing.

(j)             The Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller and constitutes all of the material personal property used in connection with the operation of the Property.

(k)            Except as disclosed in the Title Commitment, as of the date of this Agreement and as updated as of Closing and except as listed in Exhibit K attached hereto, Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property, and to Seller’s Knowledge none exist.

(l)             Except as disclosed in the Title Commitment, as of the date of this Agreement and as updated as of Closing, Seller has not received any written notice of any proposed reassessments of the Property from the local taxing agencies that would, in the reasonable judgment of Seller, increase real property taxes or assessments against the Property, and to Seller’s Knowledge none exist.

(m)           No petition has been filed by Seller nor, to Seller’s Knowledge, filed by or threatened to be filed by any third party, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar state or federal Law.

(n)            As of the date hereof, except as listed in Exhibit K attached hereto and except for violations that have been cured, Seller has not received any written notice from any insurance company that carries any of Seller’s insurance with respect to the Property that any portion of the Property violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property.

(o)            There are no outstanding rights of first refusal, options or other agreements binding upon Seller whereby any individual or entity has the right to purchase all or any part of the Property.

(p)            Except as set forth in the reports delivered to Buyer in accordance with Section 5.1.1, to Seller’s Knowledge, no Hazardous Materials exist at, on, or under the Property.  Seller has not filed and, to Seller’s knowledge, has not been required to file, any notice reporting a release of any Hazardous Materials on, near or around the Property and Seller has not received any notice or citation for noncompliance with applicable environmental Laws at or with respect to the Property and, to Seller’s Knowledge, there is no investigation pending, contemplated or threatened regarding the violation by Seller of applicable environmental Laws at or with respect to the Property whether arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, about or under the Property.

(q)            Exhibit Q attached hereto is a true and complete list of all Licenses held by the Seller and/or, to Seller’s Knowledge, Manager, with respect to the operation of the Property as an assisted living facility.  As of the date of this Agreement and as updated as of Closing, and except for violations that have been cured,to Seller’s Knowledge, no applications, complaints or proceedings are pending, contemplated or threatened against Seller, the Licenses, or the Facility which may result in (i) the revocation, modification, non-renewal or suspense of any such Licenses, (ii) the denial of any pending application with respect to such Licenses, (iii) the issuance of any cease and desist order against the Facility, or (iv) the imposition of any fines, forfeitures or other administrative action with respect to the Facility or its operation as an assisted living facility.

(r)             At no time during Seller’s ownership of the Property has the Property, directly or indirectly, been a provider in or reimbursed under any federally funded healthcare program or expense reimbursement program, such as Medicare or Medicaid.

(s)            Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

(t)             During Seller’s ownership of the Property, Seller has not leased nor reserved for lease any unit at the property as an affordable housing unit or for low- or moderate-income residents.  To Seller’s Knowledge, the Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low- or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

(u)            Seller has no employees.

(v)            Seller has delivered to Buyer the financial statements (including balance sheet and income statement) for Seller and the Property attached hereto as Exhibit R (the "Financial Statements") for the current calendar year through August 31, 2008.  The Financial Statements were prepared in accordance with income tax reporting requirements, and to Seller’s Knowledge are materially accurate and complete.

9.2.3        ERISA.  Seller is not an “employee benefit plan” subject to the provisions of Title I of ERISA or a “plan” subject to Section 4975 of the Code, and neither the Property nor any interest therein constitutes “plan assets” of any such employee benefit plan or plan.

9.3           General Provisions.

9.3.1        No representation as to Leases.  Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2        Seller’s Warranties Deemed Modified.  To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect the extent of Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3        Notice of Breach; Seller's Right to Cure.  If after the expiration of the Due Diligence Period but prior to the Closing, Buyer obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing).  If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing).  In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure.  If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, any Deposit shall be returned to Buyer, and Seller shall be obligated to reimburse Buyer for its documented, third-party, out-of-pocket expenses incurred in connection with its entering into this Agreement and its investigation of the Property; provided, however, that the reimbursement obligation of Seller under this Agreement shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.  If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect in Buyer’s reasonable discrection, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.  The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed Fifty Thousand and No/100ths Dollars ($50,000.00).

9.3.4        Survival; Limitation on Seller's Liability.  Seller’s Warranties shall survive the Closing and not be merged therein for a period of twelve (12) months and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before twelve (12) months after the date of the Closing.  Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.14 hereof.  Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Fifty Thousand and No/100ths Dollars ($50,000.00).   Notwithstanding the foregoing, however, if the Closing occurs, Seller hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Buyer for damages that Seller may incur, or to rescind this Agreement and the Transaction, as the result of any of Buyer’s warranties being untrue, inaccurate or incorrect if (a) Seller knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Seller’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Fifty Thousand and No/100ths Dollars ($50,000.00).

ARTICLE 10 - COVENANTS

10.1         Buyer's Covenants.  Buyer hereby covenants as follows:

10.1.1      Confidentiality.  Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof.  Accordingly, Buyer shall hold, and shall direct Buyer’s Representatives to hold in strict confidence, and Buyer shall not disclose, and shall instruct Buyer’s Representatives not to disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to Buyer, Buyer’s Representatives, or by Seller or any of the Seller Parties, including, but not limited to, any information hereafter obtained by Buyer or any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller. In addition, the parties hereby agree that, after Closing, each party shall continue to hold, and shall cause their respective representatives to hold, the terms of this Agreement and the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller in strict confidence, and neither Selelr nor Buyer shall disclose, and shall prohibit each parties representatives from disclosing, such information to any other person without the prior written consent of the other party.   In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom.  Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, advisors, members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws, or (iii) to the extent that such information is a matter of public record.  The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement for a period of two (2) years.

10.1.2      Buyer's Indemnity.  Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property in connection with the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property.  The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement for one (1) year from Closing or termination of this Agreement.

10.2         Seller's Covenants.  Seller hereby covenants as follows:

10.2.1      Service Contracts.

(a)            Without Buyer’s prior written consent, between the date hereof and the Closing Date Seller shall not terminate, extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice and does not exceed $20,000.00 in obligations of Seller for such thirty (30) day period.  Seller shall provide Buyer not less than three (3) Business Days’ prior written notice to provide its consent to any such contract, termination, extension, renewal, replacement or modification.  If Buyer fails to object in writing to any such proposed action within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed action.  Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such transaction that is proposed prior to the end of the Due Diligence Period, but thereafter, Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing.

(b)            On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2      Maintenance of Property.  Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property and Licenses in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except as otherwise set forth in this Section 10.2.2 or for breaches of this Section 10.2.2, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing.  Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property. In the event that, following the date hereof, Seller delivers Buyer a written notice of a violation of Laws regarding the condition or use of the Property, and the reasonably estimated cost to correct such violation is less than $50,000.00, then Seller shall be responsible to either (i) correct such violation prior to Closing, or (ii) if such violations are not corrected on or prior to Closing, credit to Buyer the reasonable cost to complete such violation, not to exceed $50,000.00.  In the event that Seller delivers Buyer a written notice of a violation of Laws regarding the condition of the Property, and the reasonably estimated cost to correct such violation would exceed Fifty Thousand and No/100ths Dollars ($50,000.00), Seller shall have no obligation to cure such items, but Buyer shall have the right to terminate this Agreement by providing written notice to Seller prior to the earlier of (a)  five (5) business days of receipt of such notice of violation, or (b) the Closing Date, in which event this Agreement shall be terminated, any Deposit shall be returned to Buyer and  thereafter neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

10.2.3     Post Closing Records. Upon Buyer's request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, Leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the "Records") available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense.  Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit M attached hereto and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the Securities and Exchange Commission in connection with the purchase of the Property.

10.2.4      Intentionally Deleted

10.2.5      Survival.  The provisions of this Section 10.2 shall survive the Closing (and not be merged therein) of this Agreement.

10.3         Mutual Covenants.

10.3.1      Publicity.  Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable Law.  If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, to the extent practicable, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.  As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2      Brokers.  Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement.  Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker.  Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) without regard to any limitation on the liability fo Seller set forth in this Agreement, suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction.  Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction other than Seller’s Broker.

10.3.3      Tax Protests, Tax Refunds and Credits.  Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years.  Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year.  All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a)            with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b)            with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c)            with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4      Survival.  The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) of this Agreement.

ARTICLE 11 - FAILURE OF CONDITIONS; DEFAULT

11.1         To Seller's Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

11.2         To Buyer's Obligations.  If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which any Deposit shall be returned to Buyer, and Seller shall be obligated to reimburse Buyer for its documented, third-party, out-of-pocket expenses incurred in connection with its entering into this Agreement and its investigation of the Property; provided, however, that the reimbursement obligation of Seller under this Agreement shall not exceed the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller.  As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default.  Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1         Right to Terminate.  If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact within five (5) days after obtaining knowledge thereof.  If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election.  The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement.  If this Agreement is terminated pursuant to this Section 12.1, any Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2         Allocation of Proceeds and Awards.  If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a)            if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, then Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount agreed upon by Buyer and Seller equal to the Seller-Allocated Amounts; and

(b)            to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount agreed upon by Buyer and Seller equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3         Insurance.  Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

12.4         Waiver.  To the extent permitted by applicable Law, the provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1         Deposit.  The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2         Delivery.  Intentionally deleted.

13.3         Failure of Closing.  If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3.  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.  Notwithstanding the foregoing, at any time prior to the expiration of the due diligence period, Buyer can unilaterally request, and the Escrow Agent shall return the Deposit upon notice to Seller without any opportunity to object.

13.4         Stakeholder. The parties acknowledge that the Escrow Agent is acting solely at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

13.5         Taxes.  Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 20-5737522.  So long as the return of the Deposit is not in dispute the party who is ultimately rewarded the Deposit will pay income taxes due thereon.

13.6         Execution By Escrow Agent.  The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

ARTICLE 14 - LEASE EXPENSES

14.1         Leasing.  Between the date hereof and the Closing Date, Seller shall not change its current leasing or management practices without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed.  Seller shall provide Buyer with information outlining any such proposed changes to such leasing or management practices, and Buyer shall have three (3) Business Days to provide written approval or disapproval of such proposed changes;  provided, however, that failure of Buyer to respond within such three (3) Business Day period shall be deemed to constitute approval of such proposed changes.  Between the date hereof and the Closing Date, Seller will cause vacant apartment units at the Property to be “made ready” for reletting and occupancy in accordance with Seller’s current standards and timetable for turning units over, which in each case shall be at least commercially reasonable.  It is not the intention of Seller to have all of the vacant units “made ready” as of the Closing Date, but only those units that would have been “made ready” in the ordinary course of business.

14.2         Lease Enforcement.  Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller thereunder or pursuant thereto toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 15 - MISCELLANEOUS

15.1         Buyer's Assignment. Buyer shall have the right to cause Seller to convey the Property to an affiliate of Buyer which is wholly owned by Buyer or wholly owned by the owners of Buyer, and which assignee shall be designated in writing by Buyer by the delivery to Seller of a written assignment of this Agreement pursuant to which Buyer's obligations hereunder are expressly assumed by such assignee and by delivery to Seller of evidence reasonably satisfactory to Seller of the valid legal existence of Buyer's assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer's assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement, which items shall be received by Seller not less than three (3) Business Days prior to the Closing Date.  Notwithstanding the foregoing, the exercise of such right by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including, but not limited to, those set forth in Article 5, Article 9 and Article 10 hereof, all of which are binding upon the assignee of Buyer.  Except as expressly provided to the contrary by the immediately preceding sentence, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio.  In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

15.2         Designation Agreement.  Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.  Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).  Accordingly:

(a)            Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction.  Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)            Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information reasonably requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)            Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller's correct taxpayer identification number.  Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.  Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller's correct taxpayer identification number is 83-0354824.

(d)            Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3         Survival/Merger.  Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4         Integration; Waiver.  This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6         Captions Not Binding; Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7         Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8         Severability.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9         Notices.  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) Business Day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), to the address for each party set forth below.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	CARUTH HAVEN, L.P.
c/o Cornerstone Growth & Income REIT, Inc.
Attn:  Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA  92614
Telephone No.:  949.263.4326
Telecopy No.:    949.250.0592

with a copy to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.:   407.999.7772
Telecopy No.:     407.999.7759

with a copy to:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida 32801
Telephone No.:  407-244-3229
Telecopy No.:    407-648-1743

If to Seller:	SHP II CARUTH, L.P.
c/o Prudential Real Estate Investors
Two Ravinia Drive, Suite 400
Atlanta, Georgia  30346
Attention:  John W. Dark
Telephone No.:  770.395.8635
Telecopy No.:    770.399.5363

with a copy to:	The Prudential Insurance Company of America
PREI Law Department
Arbor Circle South, 8 Campus Drive
Parsippany, New Jersey  07054
Attention:  Law Department (James N. Marinello)
Telephone No.:  973.683.1718
Telecopy No.:    973.683.1788

with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia  30309-3424
Attention:  Mark C. Rusche
Telephone No.:  404.881.7281
Telecopy No.:  404.253.8798

15.10       Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11       No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.  Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12       Additional Agreements; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13       Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

15.14       Maximum Aggregate Liability.  Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed One Million and No/100 Dollars ($1,000,000.00).  The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.15       Time of The Essence. Time is of the essence with respect to this Agreement.

15.16       Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.17       Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.18       Jurisdiction.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW CASTLE, STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

By:
Name: Richard K. Blaylock
Title: Manager

BUYER:

CARUTH HAVEN, L.P., a Delaware limited partnership

By:
Name:
Title:

The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 13 and Section 15.2.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

Date: _____________, 2008

EXHIBIT A

LEGAL DESCRIPTION

A - 1

EXHIBIT B

LIST OF CONTRACTS

EXHIBIT C

Form of Buyer's As-Is Certificate and Agreement

BUYER'S AS-IS CERTIFICATE AND AGREEMENT

THIS BUYER’S AS-IS CERTIFICATE AND AGREEMENT (this “Agreement”), is made as of _________________, 2009 by __________________________, a _______________________ (“Contract Buyer”) and [PURCHASER ASSIGNEE: _______________________], [Assignee: a _______________________] (“Assignee”; Contract Buyer and Assignee are herein referred to collectively as “Buyer”) to and for the benefit of SHP II CARUTH, L.P., a Texas limited partnership (“Seller”).

RECITALS

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of ______________, 2008, by and between Seller and Buyer (the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, that certain real property legally described on Exhibit A attached hereto and incorporated herein by this reference, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement.  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement requires, inter alia, that, as a condition precedent to Seller's obligations under the Sale Agreement, Buyer shall execute and deliver this Agreement to Seller at Closing.

NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby certifies and agrees as follows:

1.              For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliates” shall mean, with respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

“Assumed Liabilities”  shall mean any and all Liabilities attributable to the Property, and arising or accruing on or after the date hereof and attributable to events or circumstances which hereafter occur.  Notwithstanding the foregoing, however, “Assumed Liabilities” shall include any Liabilities attributable to the Property and arising or accruing prior to the date hereof and attributable to events or circumstances which occurred prior to the date hereof:

(i)             with respect to the structural or physical condition of the Property;

(ii)            relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property during the time that Seller owned fee title to the Property to the extent that Buyer knows or is deemed to know of such claim or cause of action on or before Closing; and

(iii)           relating to the condition or status of Seller’s or Buyer’s title to the Property.

“Buyer’s Representatives” shall mean Buyer, its Affiliates, and any officers, directors, employees, agents, representatives and attorneys thereof.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following:  appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential

“deemed to know” (or words of similar import) shall have the following meaning:

(a)            Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)             any Buyer’s Representative has actual knowledge of such fact or circumstance, or

(ii)            such fact or circumstance is disclosed by this Agreement, Buyer’s Reports, any documents executed by Seller for the benefit of and delivered to Buyer in connection with the Closing, the Documents (to the extent delivered to Buyer by Seller prior to Closing) or any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives prior to Closing.

(b)            Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that any Buyer’s Representative  has actual knowledge that such Seller’s Warranty is untrue, inaccurate or incorrect.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver to Buyer, or Buyer’s Representative, prior to Closing or which are otherwise obtained by Buyer, or Buyer’s Representative, prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Hazardous Materials” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 of the Sale Agreement and any documents executed by Seller for the benefit of Buyer in connection with Closing, as the same may be deemed modified or waived by Buyer pursuant to the terms of the Sale Agreement.

2.              Buyer acknowledges and agrees that, prior to the date hereof:  (a) Seller has made available to Buyer, or otherwise allowed Buyer access to, the Property and all books, records and files of Seller and of the management agent for the Property related to the Property (other than those books, records or files containing confidential materials); (b) Buyer has conducted (or has waived its right to conduct) all Due Diligence (including Due Diligence with respect to Hazardous Materials) as Buyer considered necessary or appropriate; (c) Buyer has reviewed, examined, evaluated and verified the results of its Due Diligence to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate; (d) Buyer has determined to its satisfaction the assignability of any Documents to be assigned as part of the Transaction; and (e) except for, and only to the extent of, Seller’s Warranties, is acquiring the Property based exclusively upon its own Due Diligence.

3.              Buyer acknowledges and agrees that, except for, and only to the extent of, Seller’s Warranties:

(a)	The Property is being sold, and Buyer is accepting possession of the Property on the date hereof, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(b)
None of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(c)
Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to:

(i)	the operation or performance of the Property, the income potential, economic status, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose;

(ii)
the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including Hazardous Materials, lot size, or suitability of the Property or any component thereof for a particular purpose;

(iii)	the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property;

(iv)	whether the appliances, if any, plumbing or utilities are in working order;

(v)	the habitability or suitability for occupancy of any structure and the quality of its construction;

(vi)	whether the improvements are structurally sound, in good condition, or in compliance with applicable Laws;

(vii)
the accuracy of any statements, calculations or conditions stated or set forth in the Documents, other books and records concerning the Property, or any of Seller’s offering materials with respect to the Property;

(viii)	the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property;

(ix)
the locale of the Property, the leasing market for the Property, or the market assumptions Buyer utilized in its analysis of the Property and determination of the Purchase Price (such as rental rates, leasing costs, vacancy and absorption rates, land values, replacement costs, maintenance and operating costs, financing costs, etc.);

(x)	whether the Property is or would likely constitute a target of terrorist activity or other acts of war;

(xi)	the ability of Buyer to obtain any and all necessary governmental approvals or permits for Buyer’s intended use and development of the Property;

(xii)	the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property.

(d)
Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Buyer, for itself and for its successors and assigns, hereby specifically waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist.

4.              Any repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property, including, without limitation, to cure any violations of Law, comply with the requirements of any insurer or otherwise.  Buyer is solely responsible for obtaining any certificate of occupancy or any other approval or permit necessary for the transfer or occupancy of the Property and for any repairs or alterations necessary to obtain the same, all at Buyer’s sole cost and expense.

5.              Except as expressly provided hereinbelow in this Section 5, Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from, and waives any and all Liabilities against Seller and each of the other Seller Parties for or attributable to or in connection with the Property, whether arising or accruing before, on or after the date hereof and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, the following:

(a)            any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representatives; and

(b)            any and all Assumed Liabilities; and

(c)            any and all Liabilities relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Action of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, or about or under the Property; and

(d)            any and all tort claims made or brought with respect to the Property or the use or operation thereof; and

(e)            any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property.

The release and waiver set forth in this Section 5 is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties; nor is such release and waiver intended to, and such release and waiver shall not be construed to, affect or impair any rights or remedies that Buyer may have against any third party, nor limit any defenses that Buyer may raise against Seller or any third party, nor to prevent Buyer from bringing an impleader action against Seller in the event a third party institutes an action against Buyer or from otherwise joining Seller in any lawsuit commenced by a third party with respect to the Property or seeking contribution or reimbursement on any such lawsuit from Seller or enforcing any judgment against Seller or an indemnity by Seller under the Sales Agreement with respect to any judgment entered into against Buyer with respect to third party claims attributable to events or circumstances that occurred prior to the date hereof.

6.              Buyer hereby assumes and takes responsibility and liability for all Assumed Liabilities.

7.             Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities has been given in exchange for a full accord and satisfaction and discharge of all such Liabilities except as otherwise provided for herein or in the Sale Agreement.

8.              Buyer acknowledges and agrees that the provisions of this Agreement were a material factor in Seller’s acceptance of the Purchase Price and, while Seller has provided the Documents and cooperated with Buyer, Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 5.

9.              This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.            If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, Buyer has executed this Agreement as of the date first set forth hereinabove.

BUYER:

____________________________, a
_______________________

By:
Name:
Title:

[PURCHASER ASSIGNEE:
_______________________, a
_______________________]

By:
Name:
Title:

EXHIBIT D

Form of Special Warranty Deed

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF DALLAS	§

THAT, SHP II CARUTH, L.P., a Texas limited partnership (“Grantor”), for and in consideration of the sum of TEN DOLLARS ($10.00) in hand paid to Grantor by __________, a _____________ (herein referred to as “Grantee”) whose mailing address is _____________, and other good and valuable consideration, the receipt and sufficiency of which considerations are hereby acknowledged, has GRANTED, BARGAINED, SOLD, TRANSFERRED, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, TRANSFER, and CONVEY unto Grantee: (i) that certain tract of real property located in Dallas County, Texas as more particularly described on Exhibit “A” attached hereto, incorporated herein and made a part hereof for all purposes (the “Land”); and (ii) any and all buildings, structures, and other improvements situated on the Land and all fixtures and other property affixed thereto (collectively, the “Improvements”); and (iii) any and all rights and appurtenances pertaining to the Land and Improvements, including any mineral rights, rights under any reciprocal easement agreements or other recorded or unrecorded instruments benefiting the Property (as hereinafter defined), any right, title, or interest of Grantor in and to easements, adjacent streets, alleys, easements, strips, or gores of real estate adjacent to the Land, rights-of-way and rights of ingress and egress thereto and any and all rights, titles and interests of Grantors, if any, in and to any unpaid awards made or to be made in lieu thereof and any unpaid awards for damage thereto by reason of change of grade of any such streets, alleys, easements or rights of way (collectively, the “Appurtenances”) (the Land, the Improvements, and the Appurtenances being herein collectively referred to as the “Property”).

To the extent the same are validly existing and applicable to the Property, this Deed is executed by Grantor and accepted by Grantee subject tothose matters set forth on Exhibit “B” attached hereto (the foregoing are hereinafter collectively referred to as the "Permitted Encumbrances").

TO HAVE AND TO HOLD the Property together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns, forever, subject to the Permitted Encumbrances; and Grantor does hereby bind itself and its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular title to the Land and Improvements, subject to the Permitted Encumbrances, against all persons whomsoever lawfully claiming or to claim the same or any part thereof or any interest therein, by through or under Grantor, but not otherwise.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

EXECUTED on the dates of the acknowledgment hereinbelow, to be effective the ___th day of _____________, 200_.

GRANTOR:

SHP II CARUTH, L.P., a Texas limited partnership

By: Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

By:____
Name: Richard K. Blaylock
Title: Manager

STATE OF TEXAS	§
§
COUNTY OF _______	§

This instrument was acknowledged before me, the undersigned authority, by Richard K. Blaylock, Manager of Caruth Haven Court GP, LLC, a Texas limited liability company, as general partner of SHP II Caruth, L.P., a Texas limited partnership, on behalf of said partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _____ day of _______, 200__.

Notary Public, State of Texas
My Commission Expires

Exhibit A

LEGAL DESCRIPTON

Exhibit B

PERMITTED EXCEPTIONS

EXHIBIT E

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”), is made as of the later to occur of _______________, 2009, by and between ___________________________, a ______________________ (“Seller”) and [PURCHASER ASSIGNEE, a _______________________] (“Buyer”).

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of __________, 2008, by and between __________________ and Seller (the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”) as more particularly described in Exhibit A attached thereto and incorporated herein by this reference, known as _______________________, ____________ County, __________; and

WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Buyer and by assignment of even date herewith Seller assigned to Buyer Seller’s rights under certain leases relating to the Real Property, as more particularly described in such assignment (collectively, the “Leases”); and

WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.

NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Buyer, its legal representatives, successors and assigns, and Buyer hereby accepts all right, title and interest in and to (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property and the Leases, but specifically excluding therefrom the items described as Confidential Materials (as such term is defined in the Sale Agreement) and any computer software that is licensed to Seller (herein collectively called the “Personal Property”).

Reference is made to that certain As-Is Certificate and Agreement, bearing even date herewith, executed by Buyer for the benefit of Seller (the “As-Is Certificate”), pursuant to which Buyer has (a) agreed to certain limitations on representations, warranties, and liabilities of Seller; (b) waived and released certain rights and claims against Seller and certain of its affiliates; and (c) agreed to assume and indemnify Seller and certain of its affiliates from and against certain Assumed Liabilities (as defined in the As-Is Certificate) relating to, arising out of or otherwise attributable to the Property (as defined in the Sale Agreement), including the Personal Property.  The As-Is Certificate is binding upon Buyer and its successors and assigns, including successor owners of the Personal Property

This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller, as more expressly set forth in the Sale Agreement and the documents executed in connection therewith.

This Bill of Sale may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

If any term or provision of this Bill of Sale or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Bill of Sale or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Bill of Sale shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth hereinabove.

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

By:
Name: Richard K. Blaylock
Title: Manager

ACCEPTED:

[PURCHASER ASSIGNEE, a
_______________________]

By:
Name:
Title:

EXHIBIT F

Form of Assignment of Tenant Leases

ASSIGNMENT AND ASSUMPTION OF SPACE LEASES

THIS ASSIGNMENT AND ASSUMPTION OF SPACE LEASES (this “Assignment”), is made as of _______________, 2009, by and between __________________________, a __________________________ (“Assignor”) and [PURCHASER ASSIGNEE, a _______________________] (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of _____________, 2008, by and between Assignor and ______________________ (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”), known as ____________________________, _______________ County, ______________.  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the space leases (“Leases”) with the tenants of the Real Property identified on Exhibit A attached hereto and incorporated herein by this reference.  Assignee hereby accepts the foregoing assignment of the Leases.

2.             As-Is Certificate.  Reference is made to that certain As-Is Certificate and Agreement, bearing even date herewith, executed by Assignee for the benefit of Assignor (the “As-Is Certificate”), pursuant to which Assignee has (a) agreed to certain limitations on representations, warranties, and liabilities of Assignor; (b) waived and released certain rights and claims against Assignor and certain of its affiliates; and (c) agreed to assume certain Assumed Liabilities (as defined in the As-Is Certificate) relating to, arising out of or otherwise attributable to the Property, including the Leases.  The As-Is Certificate is binding upon Assignee and its successors and assigns, including successor owners of an interest in the Leases.

3.             Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.             Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.             Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

By:
Name: Richard K. Blaylock
Title: Manager

ASSIGNEE:

[PURCHASER ASSIGNEE, a
_______________________]

By:
Name:
Title:

EXHIBIT A

List of Tenants

EXHIBIT G

Form of Assignment of Intangible Property

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”), is made as of __________________, 2009, by and between____________________________, a _______________________ (“Assignor”) and [PURCHASER ASSIGNEE, a _______________________] (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of ________________, 2008, by and between Assignor and ________________________ (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement (collectively, the “Real Property”), known as ______________________, __________ County, _____________.  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Assignment of Contracts, Licenses and Permits. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor:

(a)
all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), all of which are described in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”); and

(b)
to the extent that some are in effect as of the date hereof, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property (herein collectively called the “Licenses and Permits”); and

(c)
the rights of Assignor (if any) to the name “Caruth Haven” (it being acknowledged by Assignee that Assignor does not have exclusive rights (and in fact may have no rights) to use such name and Assignor has not registered the same in any manner); and

(d)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the date hereof.

Assignee hereby accepts the foregoing assignment of the interests described in this Section 1.

2.             As-Is Certificate.  Reference is made to that certain As-Is Certificate and Agreement, bearing even date herewith, executed by Assignee for the benefit of Assignor (the “As-Is Certificate”), pursuant to which Assignee has (a) agreed to certain limitations on representations, warranties, and liabilities of Assignor; (b) waived and released certain rights and claims against Assignor and certain of its affiliates; and (c) agreed to assume certain Assumed Liabilities (as defined in the As-Is Certificate) relating to, arising out of or otherwise attributable to the Property, including the Contracts and the Licenses and Permits.  The As-Is Certificate is binding upon Assignee and its successors and assigns, including successor owners of an interest in the Contracts and the Licenses and Permits.

3.             Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.             Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

By:
Name: Richard K. Blaylock
Title: Manager

ASSIGNEE:

[PURCHASER ASSIGNEE, a
_______________________]

By:
Name:
Title:

EXHIBIT A

List of Contracts
(service, supply, maintenance, utility and commission agreements, and all equipment leases, and guaranties and warranties, if any)

EXHIBIT H

Form of Notice to Tenants

NOTICE OF SALE
(To Tenants, Regarding Assignment and Assumption of Space Leases)

TO:	All Tenants of ___________________	_______________, 2009
________________________
________________________

RE:           Notice of Change of Ownership of __________________, __________County, _________

To Whom It May Concern:

You are hereby notified as follows:

1.
That as of the date hereof, ___________________ has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property (the “Property”) to [Purchaser Assignee: _______________________], [Assignee: a _______________________] (the “New Owner”).

2.	Future notices and rental payments with respect to your leased premises at the Property should be made to the New Owner in accordance with your Lease terms at the following address:

[Purchaser Assignee]
_______________________
_______________________

3.
If there is a security deposit with respect to your lease, it has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

	By:	____
Name: Richard K. Blaylock
Title: Manager

[PURCHASER ASSIGNEE, a
_______________________]

By:
Name:
Title:

EXHIBIT I

Form of Seller's Non-Foreign Certificate

NON-FOREIGN CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform [Purchaser Assignee, a _______________________] (the “Transferee”) that withholding of tax is not required upon the disposition of a United States real property interest by _________________________, a __________________________ (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.              Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

2.              Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Internal Revenue Code.

3.              Seller's U.S. employer tax identification number is [Insert Seller’s Tax ID No.: ___________]; and

4.              Seller's office address is c/o Prudential Real Estate Investors, Two Ravinia Drive, Suite 400c/o Prudential Real Estate Investors, Two Ravinia Drive, Suite 400, Atlanta, Georgia  30346.

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

I - 1

The undersigned declares that the undersigned has examined this certification and to the best of the undersigned’s knowledge and belief it is true, correct and complete, and the undersigned further declares that such party has authority to sign this document on behalf of Seller.

Certified, sworn to and subscribed
before me this ___ day of	SHP II CARUTH, L.P., a Texas limited partnership
____________, 2009.
	By:	Caruth Haven Court GP, LLC, a Texas limited
________________________		liability company, its general partner
Notary Public
		By:	____
My Commission Expires:			Name: Richard K. Blaylock
Title: Manager
________________________

(NOTARIAL SEAL)

I - 2

EXHIBIT J

Form of Seller’s Title Affidavit

AFFIDAVIT OF TITLE

STATE OF TEXAS

COUNTY OF DALLAS

The undersigned deponent, Richard K. Blaylock, (the “Deponent”), having personally appeared before the undersigned notary public and first having been duly sworn according to law, deposes and says under oath as follows:

1.              Deponent is presently Manager of Caruth Haven Court GP, LLC, which is the general partner of SHP II Caruth, L.P, a Texas limited partnership  (the “Owner”).

2.              In such capacity, the Deponent has personal knowledge of the facts sworn to in this affidavit and such facts are true and correct in all material respects.

3.              The Owner is the owner of certain real estate, a description of which is set forth on Exhibit A attached hereto and made a part hereof (the “Property”).

4.              There are no leases or tenancies affecting the Property except as set forth on Exhibit C attached hereto and by this reference made a part hereof.

5.              There are no suits, judgments, bankruptcies or executions pending against the Owner in any court whatsoever that could in any way affect the title to the Property, or constitute a lien thereon.

6.              To Owner’s knowledge, there are no loan deeds, security deeds, trust deeds, mortgages or liens of any nature whatsoever unsatisfied against the Property and no easements, agreements or other encumbrances affecting the title to the Property, except as set forth on Exhibit B attached hereto and made a part hereof.

7.              No work, improvements and repairs have been made by or on behalf of the Owner to the Property within the last one hundred twenty (120) days immediately preceding the date hereof, or, if any work, improvements and repairs have been made by or on behalf of the corporation, the same are complete and there are no unpaid bills incurred for labor, services and materials used in making improvements or repairs on the Property or for the services of architects, surveyors or engineers with respect thereto.

8.           This affidavit is made to induce Fidelity National Title Insurance Company to issue its owner's policy insuring Grantee for the sum of $________; and to induce the attorney certifying title so to certify.

Certified, sworn to and subscribed before
me this ___ day of ____________, 200.

________________________	________________________
Notary Public	Name: Richard K. Blaylock

My Commission Expires:

________________________

(NOTARIAL SEAL)

Exhibit A
LEGAL DESCRIPTION

EXHIBIT K

LITIGATION NOTICES, CONTRACT DEFAULTS
GOVERNMENTAL VIOLATIONS

K - 1

EXHIBIT L

LIST OF TENANTS

L - 1

EXHIBIT M

Form of Audit Letter

SELLER LETTERHEAD

MONTH DD, 200[ ]

Terry G. Roussel, CEO
Sharon C. Kaiser, CFO
ENTITY
1920 Main Street, Suite 400
Irvine, CA  92614
We are providing this letter at the request of PURCHASER in connection with the audit being undertaken by Deloitte & Touche, LLP (“Deloitte”) of the statement of revenues and certain expenses (Historical Summary) for the commercial property referred to as PROPERTY NAME(S) AND ADDRESS(ES) (the “Property”), for the year ended December 31, 200[ ] for the purpose of Deloitte expressing an opinion as to whether Historical Summary presents fairly, in all material respects, the revenue and certain expenses of the Property in conformity with accounting principles generally accepted in the United States of America.  We are also providing this letter in connection with Deloitte’s review of the Historical Summary for the Property for the period from January 1, 200[ ] through MONTH DD, 200[ ] for the purpose of determining whether any material modifications should be made to the Historical Summary for this period for it to be in conformity with accounting principles generally accepted in the United States of America.

We confirm that we are responsible for the following:

a.	The fair presentation of the statement of revenues and certain expenses referred to above in conformity with accounting principles generally accepted in the United States of America

b.	The design and implementation of programs and controls to prevent and detect fraud.

c.	Establishing and maintaining effective internal control over financial reporting.

Certain representations in this letter are described as being limited to matters that are material.  Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during Deloitte’s audit.

1.	The Historical Summary referred to above is fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.	We have made available to you all financial records and related data.

3.	There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

4.	The Property has not performed an assessment of the risk that the Historical Summary may be materially misstated as a result of fraud.

5.
We have no knowledge of any fraud or suspected fraud affecting the Property involving (a) management, (b) employees who have significant roles in the Property’s internal control over financial reporting, or (c) others if the fraud could have a material effect on the Historical Summary.

6.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

7.
There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 5, Accounting for Contingencies.

Except where otherwise stated below, matters less than $______ collectively are not considered to be exceptions that require disclosure for the purpose of the following representations.  This amount is not necessarily indicative of amounts that would require adjustment to or disclosure in the Historical Summary.

8.
We have disclosed to you any change in the Property’s internal control over financial reporting that occurred during the Property’s most recent fiscal year that has materially affected, or is reasonably likely to materially affect, the Property’s internal control over financial reporting.

9.	There are no transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

10.	Related party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

11.	The Property has no plans or intentions that may affect the carrying value or classification of assets and liabilities.

12.
In preparing the Historical Summary in conformity with accounting principles generally accepted in the United States of America, management uses estimates. All estimates have been disclosed in the financial statements for which known information available prior to the issuance of the financial statements indicates that both of the following criteria are met:

a.
It is at least reasonably possible that the estimate of the effect on the Historical Summary of a condition, situation, or set of circumstances that existed at the date of the Historical Summary will change in the near term due to one or more future confirming events.

b.	The effect of the change would be material to the financial statements.

13.	Risks associated with concentrations, based on information known to management, that meet all of the following criteria have been disclosed in the financial statements:

a.	The concentration exists at the date of the financial statements.

b.	The concentration makes the enterprise vulnerable to the risk of a near-term severe impact.

c.	It is at least reasonably possible that the events that could cause the severe impact will occur in the near term.

14.	There are no:

a.	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

b.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB Statement No. 5, Accounting for Contingencies.

15.	The Property has complied with all aspects of contractual agreements that may have an effect on the Historical Summary in the event of noncompliance.

16.	No events have occurred subsequent to December 31, 200[_] that requires consideration as adjustments to or disclosures in the financial statements, other than as disclosed.

17.	We believe that all expenditures that have been deferred to future periods are recoverable.

18.	Based on available information, management has assessed its environmental liabilities and has determined no reserve is required.

19.
We do not have (a) asserted and unsettled income tax contingencies, or (b) unasserted income tax contingencies cause by uncertain tax positions taken in our income tax returns filed with the Internal Revenue Services and state tax authorities that are probable of assertion by such tax authorizes under the provisions of the FASB Statement No. 5, Accounting for Contingencies. Furthermore, we have not received either written oral tax opinions that are contrary to our assessment.

[SELLER]

By:

Printed Name:

Its:

Date:

EXHIBIT N

Form of Minimum Threshold Agreement

MINIMUM THRESHOLD AGREEMENT

This MININUM THRESHOLD AGREEMENT ("Agreement") is made as of the ____ day of _________, 2008 by SHP II CARUTH, L.P., a Texas ("Seller"), [___________] ("Buyer"), and FIDELITY NATIONAL TITLE INSURANCE COMPANY, a _________ (“Escrow Agent”).

1.              Recitals.

(a)            As of even date herewith, Seller has sold to Buyer that certain senior housing facility known as Caruth Haven located in Dallas, Texas (the “Facility”) pursuant to the terms of that certain Purchase and Sale Agreement dated ________, 2008 between Seller and Buyer (the “Contract”);.

(b)            As of even date herewith, Buyer and 12 Oaks Management, Inc. (“Manager”) have entered into that certain Property Management Agreement whereby Manager shall provide management services for the Facility from and after the date hereof;

(c)            Section 7.3(n) of the Contract requires that Seller deliver this Agreement and the Escrow Funds as a condition precedent to the acquisition of the Facility by Buyer; and

(d)            Seller has simultaneously deposited Five Hundred Thousand and No/100ths Dollars ($500,000.00) (the “Escrow Funds”) with Escrow Agent, to be governed by the terms of this Agreement.

2.              Definitions.   The following terms shall have the definitions set forth below:

(a)            The term "Gross Revenue," as used in this Agreement, means all revenues collected from the operation of the Facility, whatever source, including, without limitation, rental income from residents, space rentals, service fee income, food income, assisted living income, guest fees, and other income generated from the operation of the Facility. Gross Revenue shall exclude insurance proceeds (except for rent loss proceeds), condemnation awards, and security deposits (unless forfeited by the resident). In calculating Gross Revenues for any one month period, only the amounts actually received during the month in question shall be taken into account (and not any accrued rentals that are not paid).

(b)            The term “Facility Operating Expenses” shall mean all reasonable and customary costs and expenses (that are paid with respect to the Facility, whether paid directly by Buyer or reimbursed to Manager; provided however, for the purposes of calculating Facility Operating Expenses under this Agreement, Facility Operating Expenses shall be deemed to exclude the following:  (i) debt service on mortgage loans encumbering the Facility, (ii) expenditures normally capitalized under GAAP, (iii) amortization and depreciation, (iv) reserves, (v) taxes (other than property taxes, to the extent permitted herein), (vi) property taxes above $175,000.00 which are attributable to a change of ownership of the Facility and not a change in millage rate or recurring assessments, (vii) audit fees incurred by Buyer, (viii) non-recurring expenses greater than Twenty-Five Thousand Dollars ($25,000.000) which have not been incurred in the normal course of operation of the Facility during the three (3) years prior to the date of this Agreement, except with respect to expenses incurred by Buyer to comply with violations of laws in effect as of the date of this Agreement, and (ix) any increases in recurring expenses for the Facility from the costs incurred for such recurring items in the normal course of operation of the Facility during the three (3) years prior to the date of this Agreement, which increases are a result of Buyer mandated changes in scope of  recurring expenses such as increases in insurance coverages, Buyer mandated changes in staffing patterns or programs, or other Buyer mandated changes in policies and procedures.  In calculating Facility Operating Expenses for any one month period, expenses for the Facility that are attributable to longer periods of time shall be appropriately pro-rated and allocated to that month (e.g. 1/12 of an annual tax payment, 1/3 of a quarterly service agreement payment).

(c)            The term “Net Operating Income” or “NOI” shall mean Gross Revenues less all Facility Operating Expenses.

(d)            The term “Minimum Return Threshold” shall mean One Million Six Hundred Fifty Thousand and No/100ths ($1,650,000.00), which amount shall be increased by two and one-half percent (2.5%) on each anniversary of the date hereof.

(e)            The term “Expiration Date” shall mean earlier to occur of the following ((i) Escrow Agent has disbursed all of the Escrow Funds to Buyer pursuant to the terms of this Agreement; (ii) the Facility has generated an annualized NOI equal to at least One Hundred Ten Percent (110%) of the Minimum Return Threshold then in effect for a minimum of six consecutive (6) months; or (iii) the date which is two (2) years following the date of this Agreement.

3.              Escrow Funds

(a)            Contemporaneously with the execution hereof, Seller has deposited with Escrow Agent the Escrow Funds.  Escrow Agent shall hold the Escrow Funds in escrow and disburse the Escrow Funds only as set forth below.

(b)            Escrow Agent hereby acknowledges receipt of the Escrow Funds and covenants and agrees to hold the Escrow Funds in escrow as provided above and, subject to Section 3(d) below, disburse the Escrow Funds to Buyer within ten (10) days following receipt of a Payment Request in an amount equal to the portion of the Escrow Funds set forth on such Payment Request.

(c)            The Escrow Funds shall be held in an interest bearing account with any interest accrued thereon payable to Seller.  The Federal Tax Identification Number of Seller is 83-0354824

(d)            If Escrow Agent receives a written notice from Seller within ten (10) days following receipt of a Payment Request objecting to such Payment Request (a “Dispute Notice”), then Escrow Agent shall withhold such delivery until Buyer and Seller resolve the objection and provide Escrow Agent written instructions signed by both parties directing a delivery of the Escrow Funds.  Buyer and Seller agree to send to the other a duplicate copy of any written notice sent to the Escrow Agent with respect to the subject matter of this Escrow Agreement.

(e)            In no event shall Seller’s liability to Buyer pursuant to this Agreement exceed the amount of the Escrow Funds, regardless of the actual NOI for the Facility for the Term hereof.

4.              Quarterly NOI Statements.

(a)            Manager shall prepare and deliver to Buyer and Seller a quarterly (based on calendar quarters or any partial calendar quarter, as applicable) report setting forth the annualized NOI for the Facility (the “NOI Statement”) for each calendar quarter (or portion thereof) following the date hereof and until the Expiration Date.  Each NOI Statement shall include (i) a calculation of the actual year to date NOI for the Facility ending as of the last day of the preceding calendar quarter, and (ii) a calculation of the annualized NOI for each month for the previous rolling six (6) month period ending as of the last day of the preceding month.

(b)            Schedule 1 attached hereto sets forth the “Quarter Threshold” and the cumulative “Annual Threshold” for each calendar quarter for two calendar years following the date hereof.  In the event that any quarterly NOI Statement sets forth an actual NOI for such calendar quarter in excess of the applicable Quarter Threshold, Buyer shall not be entitled to any disbursement from the Escrow Funds for such calendar quarter.  In the event that a quarterly NOI Statement sets forth an actual NOI for such calendar quarter less than the applicable Quarter Threshold, then, subject to the reconciliation set forth in Section 5 below Buyer shall be entitled to a disbursement from the Escrow Funds in an amount equal to the difference between the actual NOI and the applicable Quarter Threshold (a “Calendar Draw”).

5.              Year End Reconciliation.  Within sixty (60) calendar days following the close of each calendar year following the date hereof, Manager shall prepare and deliver to Buyer and Seller a final NOI Statement for such calendar year (the “Annual NOI Statement”), which shall include a calculation of the total NOI for the Facility for the preceding calendar year.  Within ten (10) business days following receipt of the Annual NOI Statement, the parties shall meet to reconcile any payments for which Buyer or Seller may be entitled to for such calendar year.  In the event the parties are not able to resolve the amount due within such ten (10) business day period, then the determination of the amount due shall be submitted to arbitration pursuant to Section 7 below.  It is acknowledged and agreed by the parties that, notwithstanding the quarterly statements and payments described in Section 4 above, Buyer shall only be entitled to disbursement of the Escrow Funds if the annual NOI for the Facility is less than the Minimum Return Threshold. Therefore:

(i)
In the event that the actual annual NOI is less than the Minimum Return Threshold, Buyer shall be entitled to a disbursement from the Escrow Funds in an amount equal to the difference between the actual NOI and the applicable Minimum Return Threshold (the “NOI Gap”), less any Calendar Draws previously disbursed to Buyer, if any.

(ii)
In the event that an NOI Gap exists, but such NOI Gap is less than the aggregate of all Calendar Draws previously disbursed to Buyer for such calendar year, then Buyer shall reimburse Seller for any amounts by which the aggregate Calendar Draws for such calendar year exceed the NOI Gap.

(iii)	In the event that the actual annual NOI is more than the Minimum Return Threshold, then Buyer shall reimburse Seller any and all Calendar Draws previously disbursed to Buyer for such calendar year.
(iv)	In no event shall Buyer be entitled to any Escrow Funds with respect to NOI Gaps relating to periods of time following the Expiration Date.

Any amounts to be paid by Seller or Buyer pursuant to this Section 5 (whether through disbursement of Escrow Funds or by reimbursement to Seller) shall be made within twenty (20) days following the date of the Annual NOI Statement.

6.              Disbursements from Escrow

(a)            In the event Buyer is entitled to a disbursement from the Escrow Funds in accordance with Sections 4 or 5 above, Buyer shall deliver to Seller and Escrow Agent a notice setting forth the amount due to Buyer together with reasonable back-up documentation (a “Payment Request”).  In no event shall Buyer be entitled to submit a Payment Request t pursuant to this Agreement more than once per calendar quarter.

(b)            In the event Seller delivers a Dispute Notice pursuant to Section 3(d) above, Seller and Buyer shall attempt to resolve any differences with respect to the parties’ obligations hereunder for a period of ten (10) business days following receipt of the Dispute Notice.  In the event the parties are not able to resolve the amount due to Buyer within such ten (10) business day period, then the determination of Buyer’s rights with respect to the Escrow Funds shall be submitted to arbitration pursuant to Section 7 below.

7.             Arbitration.    In the event that a dispute pursuant to Section 6 above may be resolved by arbitration, the arbitration shall be conducted in Dallas, Texas, as provided in this Section 7.  The party desiring such arbitration shall give written notice thereof to the other specifying the dispute to be arbitrated.  Within ten (10) days after the date on which the arbitration procedure is invoked as provided in this Agreement, each party shall appoint an experienced arbitrator and notify the other party of the arbitrator’s name and address.  The two arbitrators so appointed shall appoint a third experienced arbitrator.  If the three arbitrators to be so appointed are not appointed within twenty (20) days after the date the arbitration procedure is invoked as provided in this Agreement, then the arbitrator or arbitrators, if any, who have been selected shall proceed to carry out the arbitration.  The arbitrator(s) selected shall furnish Seller and Buyer with a written decision within ten (10) days after the date of selection of the last of the arbitrators to be so selected. Any decision so submitted shall be signed by a majority of the arbitrators, if more than two have been selected.  If only two arbitrators have been selected and they are unable to agree, then either Seller or Buyer shall be entitled to apply to the presiding judge of the Superior Court of Dallas County, Texas (“Court”) for the selection of a third arbitrator who shall be selected from a list of names of experienced arbitrators submitted by Seller or from a list of names so submitted by Buyer, as the case may be, unless both Seller and Buyer submit lists of names, in which case the Court, in its sole discretion, shall select the arbitrator from the lists.  Each arbitrator so appointed shall be an independent certified public accountant.  In designating arbitrators and in deciding the dispute, with the then prevailing rules of the American Arbitration Association (or any successor organization) and in accordance with applicable Texas law, subject, however, to such limitations as may be placed on them by the provisions of this Agreement.  The decision of the arbitrators shall be final and binding upon the parties, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.              Term. The term of this Agreement (the “Term”) shall commence as of the date hereof and shall expire as of the date in which any payments to Buyer or Seller are made pursuant to Section 5 above for the second twelve (12) month period following the date of this Agreement.  Any Escrow Funds held by Escrow Agent as of the expiration of the Term shall be returned to Seller.  Neither party shall have any liability hereunder following the expiration of the Term of this Agreement.

9.              No Assignment.  Neither party to this Agreement shall have the right to assign their rights and benefits under this Agreement without the prior written consent of the other party which may be withheld in either party’s sole and absolute discretion.

10.            Successors.  Each party’s obligations under this Agreement shall be binding on their successors and permitted assigns.

11.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

12.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

13.            Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), to the address for each party set forth below.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	CORNERSTONE GROWTH AND INCOME OPERATING PARTNERSHIP, L.P.
c/o Cornerstone Growth & Income REIT, Inc.
Attn:  Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA  92614
Telephone No.:  949.263.4326
Telecopy No.:    949.250.0592

with a copy to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.:   407.999.7772
Telecopy No.:     407.999.7759

with a copy to:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida 32801
Telephone No.:  407-244-3229
Telecopy No.:    407-648-1743

If to Seller:	SHP II Caruth, L.P.
c/o Prudential Real Estate Investors
Two Ravinia Drive, Suite 400
Atlanta, Georgia  30346
Attention:  John W. Dark
Telephone No.:  770.395.8635
Telecopy No.:    770.399.5363

with a copy to:	The Prudential Insurance Company of America
PREI Law Department
Arbor Circle South, 8 Campus Drive
Parsippany, New Jersey  07054
Attention:  Law Department (James N. Marinello)
Telephone No.:  973.683.1718
Telecopy No.:    973.683.1788

with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia  30309-3424
Attention:  Mark C. Rusche
Telephone No.:  404.881.7281
Telecopy No.:  404.253.8798

If to Escrow Agent:

14.            Escrow Agent.  Escrow Agent hereby accepts its designation as Escrow Agent hereunder and agrees to hold and disburse the Escrow Funds as herein provided.  Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or gross negligence, and may, in its sole discretion, rely upon the oral or written notices, communications, orders or instructions given by the parties hereto.  Escrow Agent’s only responsibility with respect to the Escrow Funds shall be to use its reasonable and diligent efforts to hold and to disburse the same in accordance with this Agreement.  In the event of a dispute sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender the Escrow Funds into the registry or custody of any court of competent jurisdiction, together with such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties under this Agreement.  Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction thereof.  Buyer and Seller hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed upon Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof; provided, however, that if Escrow Agent shall be found guilty of willful default or gross negligence under this Agreement, then, in such event, Escrow Agent shall bear all such losses, claims, damages and expenses.  Escrow Agent shall be discharged from all further duties under this Agreement upon the disbursement of the Escrow Funds as provided herein.

IN WITNESS WHEREOF, the undersigned have executed, sealed and delivered this Minimum Threshold Agreement on the ____ day of ______________, 200_.

SELLER:

SHP II CARUTH, L.P., a Texas limited partnership

By:	Caruth Haven Court GP, LLC, a Texas limited liability company, its general partner

	By:	___
Name: Richard K. Blaylock
Title: Manager

BUYER:

______________________________

Manager hereby joins in the execution of this Agreement solely for the purposes of acknowledging its obligations to deliver the NOI Statements and Annual NOI Statements in accordance with the terms of this Agreement:

MANAGER:

__________________________________

SCHEDULE 1

[SAMPLE Minimum Return Threshold]

Time Period	Quarter Threshold	Annualized Threshold
1/1/09-3/31/09	$412,500.00	$412,500.00
4/1/09-6/30/09	$412,500.00	$825,000.00
7/1/09-9/30/09	$412,500.00	$1,237,500.00
10/1/09-12/31/09	$412,500.00	$1,650,000.00
1/1/10-3/31/10	$422,812.50	$422,812.50
4/1/10-6/30/10	$422,812.50	$845,625.00
7/1/10-9/30/10	$422,812.50	$1,268,437.50
10/1/10-12/31/10	$422,812.50	$1,691,250.00

EXHIBIT O

INTENTIONALLY DELETED

N - 1

EXHIBIT P

PERSONAL PROPERTY

N - 1

EXHIBIT Q

LICENSES

Type B Large Assisted Living License

Health Permit

Elevator Inspection Certificate

Boiler Certificates

Certificate of Occupancy

N - 1

EXHIBIT R

FINANCIAL STATEMENTS

N - 1